Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
July 27, 2015

STERLING BANCORP CONTACT:
Luis Massiani, SEVP & Chief Financial Officer
845.369.8040
Sterling Bancorp Announces Results for the Three Months and Six Months Ended June 30, 2015.
Strong performance highlighted by Q2 2015 core diluted earnings per share of $0.231, organic annual commercial loan growth of 24.5%, organic annual deposit growth of 11.9% and the acquisition of Hudson Valley Holding Corp.

Key Highlights for the Three Months ended June 30, 2015

▪	Total revenue[2] was $76.7 million.

▪	Core net income[1] was $21.4 million, which represented growth of 35.9% over the same quarter a year ago.

▪	Tax equivalent net interest margin was 3.57%.

▪	Total non-interest income excluding securities gains was $13.2 million, which represented 17.2% of total revenue[2].

▪	Core total revenue[1] grew 8.4% and core non-interest expense[1] declined 1.2% over the same quarter a year ago.

▪	Core operating efficiency ratio[1] was 52.6%.

▪	Organic commercial loan growth was 24.5% over a year ago and 47.7% annualized over the linked quarter.

▪	Organic deposit growth was 11.9% over a year ago and 11.2% annualized over the linked quarter.

▪	Core return on average tangible assets[1] was 1.13%, compared to 0.95% in the second quarter of 2014.

▪	Core return on average tangible equity[1] was 13.27%, compared to 12.42% in the second quarter of 2014.

▪	Acquired the parent company of Hudson Valley Bank, Hudson Valley Holding Corp. (“Hudson Valley”) and First Capital Corporation’s (“First Capital”) factoring assets.

MONTEBELLO, N.Y. - July 27, 2015 - Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank, today announced results for the quarter and six months ended June 30, 2015. Net loss for the quarter, which included merger-related expenses and other restructuring charges, was $7.6 million, or $0.08 per common share, compared to net income of $15.0 million, or $0.18 per diluted share, for the same quarter last year and net income of $16.8 million, or $0.19 per diluted share, for the linked quarter ended March 31, 2015. For the six months ended June 30, 2015, net income was $9.1 million, or $0.10 per diluted share, compared to net income of $25.3 million, or $0.30 per diluted share, for the six months ended June 30, 2014.

The consolidated condensed statement of financial position as of June 30, 2015 reflects balances related to the merger with Hudson Valley, including the issuance of 38.5 million common shares in exchange for Hudson Valley’s net assets. At June 30, 2015 Hudson Valley’s total assets were $3.5 billion, which included $1.8 billion of loans and total liabilities were $3.2 billion, which consisted mainly of deposits. These assets and liabilities were recorded at their estimated fair value as of the acquisition date. The operating results of Hudson Valley were included as of June 30, 2015.

1. Core measures are defined in the non-GAAP tables beginning on page 10.
2. Total revenue is equal to net interest income plus non-interest income excluding securities gains and losses.

President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “Our strong operating performance continued in the second quarter of 2015, highlighted by our growth in total revenue, continued management of operating expenses and growth in loans and deposits. We also successfully completed the acquisition of Hudson Valley, which will accelerate our momentum in building a high performing regional bank that delivers superior growth and profitability. As of June 30, 2015, our total assets were $11.6 billion; total portfolio loans were $7.2 billion and total deposits were $8.8 billion.

“Core net income for the quarter was $21.4 million and core diluted earnings per share were $0.23. This represents growth of 35.9% and 21.1%, respectively, over the same period a year ago. Our core return on average tangible assets was 1.13% and core return on average tangible equity was 13.27%. This compares to 0.95% and 12.42%, respectively, for the quarter ended June 30, 2014.

“Our primary focus continues to be delivering positive operating leverage. Year-over-year, our core total revenue grew 8.4% while core non-interest expense decreased by 1.2%. For the quarter, our core operating efficiency ratio was 52.6%, which compares to 56.4% in the linked quarter and 57.8% in the same quarter last year. We are confident we will realize the cost savings targets we have previously announced and anticipate the merger with Hudson Valley will allow us to further accelerate growth in operating leverage.

“We continue to experience strong organic loan growth across multiple asset classes. As of June 30, 2015, total portfolio loans were $7.2 billion, which included $1.8 billion of loans acquired in the Hudson Valley merger. Excluding these loans, our total portfolio loans were $5.4 billion, which represented annualized organic loan growth of 38.9% over the linked quarter and 18.9% over the same quarter a year ago. As of June 30, 2015, our total commercial loans, which include our commercial and industrial loans, commercial real estate loans and specialty lending businesses were $6.0 billion and represented 83.5% of our total portfolio loans. Organic commercial loan growth was $914.1 million, or 24.5% over the last 12 months.

“Organic core deposit growth was also strong during the quarter. As of June 30, 2015, our total deposits were $8.8 billion, which included $3.1 billion of deposits assumed in the Hudson Valley merger. Excluding these deposits, total deposits were $5.7 billion, which represented annualized growth of 11.2% over the linked quarter and 11.9% over the same quarter a year ago. On an organic basis, our retail and commercial transaction, savings and money market deposits have increased by $774.3 million over the last twelve months and were $5.2 billion at June 30, 2015. This represents annualized growth of 17.4% over balances at June 30, 2014. Combined with Hudson Valley, our deposit base consists of 92.3% core deposits and we had a total cost of deposits of 24 basis points as of June 30, 2015.

“Our non-interest income excluding securities gains was $13.2 million for the quarter, which represented 17.2% of total revenue. Due to the acquisition of Hudson Valley, we anticipate this ratio will decrease in future quarters, as Hudson Valley’s revenue mix had a higher proportion of interest rate spread income relative to fee income. We continue to focus on diversifying and improving our revenue mix, and during the quarter we completed the acquisition of a portion of First Capital’s factoring assets, which we anticipate will accelerate fee income growth. We will continue growing our diversified commercial lending businesses, which are strong fee income generators, and we are actively evaluating opportunistic acquisitions, as previously indicated.

“Net charge-offs against the allowance for loan losses for the three months ended June 30, 2015 were $1.7 million, compared to $1.6 million in the three months ended March 31, 2015. The allowance for loan losses to total loans was 0.61% at June 30, 2015. As a result of purchase accounting, a substantial portion of the loans acquired in prior merger transactions are not subject to the allowance for loan losses as these loans were recorded at fair value. The performance of these loans remains satisfactory. The ratio of allowance for loan losses to non-performing loans was 64.2% at June 30, 2015.

“Our capital position remains strong. At June 30, 2015, our tangible equity to tangible assets ratio was 8.04% and our estimated Tier 1 leverage ratio was 12.86%. At Sterling National Bank, our estimated Tier 1 leverage ratio was 13.81%. We have ample capital to support our organic growth and execute our strategy.

“Lastly, I am pleased to announce our Board of Directors has declared a dividend on our common stock of $0.07 per share payable on August 17, 2015 to our holders as of the record date of August 6, 2015.”

Reconciliation of Core to GAAP Results for the Three Months Ended June 30, 2015
Results for the second quarter of 2015 were impacted by net gain on sale of securities of $697 thousand, pre-tax merger-related expense of $14.6 million, other restructuring charges of $28.1 million and amortization of non-compete agreements and customer list intangibles of $991 thousand. The merger-related expense and other restructuring charges were mainly incurred in connection with the acquisition of Hudson Valley. Excluding the impact of these items, core net income for the quarter was $21.4 million, or $0.23 per diluted share. Items included in merger-related expense and other restructuring charges were the following:

•	Merger-related expense mainly included charges for change-in-control payments, employee benefit plan terminations, financial and legal advisory fees and merger-related marketing expenses.

•
Other restructuring charges were recorded as other non-interest expense and mainly included charges for information technology services, contract terminations, impairments of leases and facilities and severance and retention compensation.

See the reconciliation of these non-GAAP measures beginning on page 10. Non-GAAP financial measures include references to the terms “core” or “excluding”.

Net Interest Income and Margin
Second quarter 2015 compared with second quarter 2014
Net interest income was $63.6 million, an increase of $5.1 million compared to the second quarter of 2014. This was mainly due to higher average loan balances due to organic growth as average loans increased $890.0 million or 20.6% between the periods. The tax-equivalent yield on investment securities decreased 4 basis points and the yield on loans decreased 44 basis points. Yield on loans included $1.9 million in accretion of the fair value discount associated with loans acquired in prior merger transactions. The cost of total deposits was 24 basis points and the cost of borrowings was 1.63%, which compares to 18 basis points and 2.44% in the second quarter of 2014. Tax-equivalent net interest margin was 3.57% compared to 3.84% for the same period a year ago.

Second quarter 2015 compared with linked quarter ended March 31, 2015
Net interest income increased $4.7 million compared to the linked quarter ended March 31, 2015. This was mainly due to an increase in average loans of $399.0 million, or 8.3% between the periods. Partially offsetting this increase was a decline in the yield on loans, which was 4.60% for the quarter compared to 4.66% for the linked quarter. The tax-equivalent yield on interest earning assets was 4.03% compared to 4.11% in the linked quarter. The cost of total deposits was 24 basis points compared to 23 basis points in the linked quarter and the cost of borrowings was 1.63% compared to 2.00% in the linked quarter. Tax-equivalent net interest margin was 3.57% compared to 3.64% in the linked quarter.

Non-interest Income
Second quarter 2015 compared with second quarter 2014
Excluding net gain (loss) on sale of securities, non-interest income increased $882 thousand to $13.2 million in the second quarter of 2015 compared to the same quarter last year. The increase was mainly due to an increase in accounts receivable and factoring commissions of $822 thousand, which was the results of organic growth and the acquisitions of Damian Services Corporation and First Capital’s factoring assets. Gain on sale income in mortgage banking also increased by of $603 thousand and was $2.5 million. These increases were offset by lower deposit fees and service charges and investment management fees. The Company realized a net gain on sale of securities of $697 thousand in the second quarter of 2015 compared to a net gain on sale of securities of $1.2 million in the same quarter last year.

Second quarter 2015 compared with linked quarter ended March 31, 2015
Excluding net gain (loss) on sale of securities, non-interest income increased $684 thousand to $13.2 million during the second quarter of 2015. The increase was mainly due to an increase in accounts receivable and factoring commissions of $933 thousand and an increase of $325 thousand in other non-interest income. This was offset by a decline of $627 thousand in gain on sale income in mortgage banking. The Company realized a net gain on sale of securities of $1.5 million in the linked quarter.

Non-interest Expense
Second quarter 2015 compared with second quarter 2014
Non-interest expense increased $40.8 million relative to the second quarter of 2014 and was $85.7 million. The increase was mainly due to merger-related expense of $14.6 million and other non-interest expenses, which increased $26.3 million to $36.6 million. These expense items include charges associated with the acquisition of Hudson Valley and are related to severance and retention compensation, change in control payments, facilities consolidation, contract terminations, financial and legal advisory fees and other items. Occupancy and office operations expense increased $461 thousand mainly due to higher property taxes and maintenance expenses. Partially offsetting these increases were declines in compensation and benefits of $714 thousand and amortization of intangible assets of $731 thousand.

Second quarter 2015 compared with linked quarter ended March 31, 2015
Non-interest expense increased $39.7 million compared to the linked quarter, mainly due to merger-related and other non-interest expense items discussed above. Compensation and benefits decreased $498 thousand as a result of a reduction in personnel and lower payroll taxes during the quarter.

Income Taxes
In the second quarter of 2015, the Company recorded income taxes at a rate of 32.5%, which is unchanged relative to the linked quarter, and recorded income taxes at a rate of 28.7% for the same quarter last year.

Key Balance Sheet Highlights at June 30, 2015

▪	Total assets were $11.6 billion.

▪	Total loans, including loans held for sale, were $7.3 billion.

▪
Commercial real estate loans represented 43.7%; commercial and industrial loans (which includes traditional C&I, asset-based lending, payroll finance, factoring, warehouse lending and equipment finance) represented 39.9%; consumer and residential mortgage loans represented 14.1%; and acquisition, development and construction loans represented 2.4% of total portfolio loans. On June 30, 2015, the Company acquired $1.8 billion of loans in the Hudson Valley merger.

▪
Organic commercial loan growth, which includes commercial and industrial loans, commercial real estate loans and specialty lending businesses was $492.3 million for the quarter ended June 30, 2015, and represented annualized growth of 47.7% over the prior quarter.

▪	Securities were $2.7 billion and represented 23.1% of total assets.

▪	Total deposits were $8.8 billion. On June 30, 2015, the Company assumed $3.1 billion of deposits in the Hudson Valley merger.

▪	Retail, commercial and municipal transaction, money market and savings deposits were $8.2 billion and represented 92.3% of total deposits.

▪
The allowance for loan losses was $44.3 million and represented 0.61% of total portfolio loans. Loans acquired from Hudson Valley merger included a $50.9 million fair value adjustment that consists of estimated lifetime credit losses and interest rate adjustments. In addition, loans from prior merger transactions were also recorded at fair value at the acquisition date; a substantial portion of these loans continue to carry no allowance for loan losses.

▪	Tangible book value per share was $6.70.

Credit Quality
Non-performing loans increased $22.4 million to $69.0 million, or 0.95% of total loans at June 30, 2015, compared to $46.6 million, or 0.97% of total loans at December 31, 2014. The increase was mainly due to $22.4 million of non-performing loans acquired in the Hudson Valley merger. Net charge-offs for the second quarter of 2015 were $1.7 million, compared to $1.6 million in the linked quarter. The allowance for loan losses at June 30, 2015 was $44.3 million, which represented 64.2% of non-performing loans and 0.61% of our total loan portfolio compared to $42.9 million, 92.3% and 0.87%, respectively, as of March 31, 2015. The increase in the balance of the allowance for loan losses was mainly related to the higher balance of loans outstanding at June 30, 2015 as a substantial portion of loans acquired in prior merger transactions continue to carry no allowance for loan losses.

Capital
The Company’s stockholders’ equity was $1.6 billion at June 30, 2015, an increase of $542.6 million relative to March 31, 2015. The increase was mainly the result of the 38.5 million shares exchanged in connection with the Hudson Valley merger. This increase was partially offset by the net loss of $7.6 million, a decrease in other comprehensive income of $3.0 million and dividends declared of $6.4 million. The increase in equity from exercise of stock options and stock based compensation was $1.4 million.

Tangible book value per share decreased to $6.70 at June 30, 2015 from $6.89 at March 31, 2015. Total goodwill and other intangible assets were $753.9 million at June 30, 2015, an increase of 301.2 million compared to March 31, 2015, mainly due to the Hudson Valley merger. For the quarter ended June 30, 2015, basic and diluted weighted average common shares outstanding increased to 91.6 million and 92.0 million, respectively, compared to 87.8 million basic shares and 88.3 million diluted shares, for the quarter ended March 31, 2015. The increase in shares outstanding was mainly the result of the issuance of 6.9 million shares in connection with the February common equity offering as the shares issued in the Hudson Valley merger were outstanding for only one day in the quarter. Total shares outstanding at June 30, 2015 were approximately 129.7 million.

Consolidated tangible equity to tangible assets was 8.04% at June 30, 2015 and the Company’s estimated Tier 1 leverage ratio was 12.86%. Sterling National Bank remained well capitalized at June 30, 2015 with an estimated Tier 1 leverage ratio of 13.81%.

Sterling Bancorp will host a teleconference and webcast on Tuesday, July 28, 2015 at 10:30 AM eastern daylight savings time to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com. Analysts are invited to listen by dialing (855) 877-0343, Conference ID #83466816. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, with its principal subsidiary Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: delays in integrating the Sterling Bancorp and Hudson Valley Holding Corp. business or fully realizing cost savings and other benefits; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2015. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	6/30/2014	12/31/2014	6/30/2015
Assets:
Cash and cash equivalents	$216,509	$121,520	$366,427
Investment securities	1,730,980	1,713,183	2,666,610
Loans held for sale	20,217	46,599	73,523
Portfolio loans:
Residential mortgage	528,176	529,766	725,803
Commercial real estate	1,721,522	1,842,821	3,160,553
Commercial and industrial	2,006,008	2,145,644	2,884,440
Acquisition, development and construction	102,090	96,995	170,134
Consumer	200,828	200,415	294,657
Total portfolio loans	4,558,624	4,815,641	7,235,587
Allowance for loan losses	(36,350)	(42,374)	(44,317)
Portfolio loans, net	4,522,274	4,773,267	7,191,270
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	74,078	75,437	74,233
Accrued interest receivable	16,569	19,301	29,015
Premises and equipment, net	48,286	46,156	63,555
Goodwill	387,325	388,926	669,590
Other intangibles	47,860	43,332	84,309
Bank owned life insurance	118,689	150,522	196,629
Other real estate owned	5,017	5,867	9,575
Other assets	62,925	40,712	141,646
Total assets	$7,250,729	$7,424,822	$11,566,382
Liabilities:
Deposits	$5,102,457	$5,212,325	$8,836,161
FHLB borrowings	939,868	1,003,209	777,047
Other borrowings	23,601	9,846	39,181
Senior notes	98,308	98,498	98,693
Mortgage escrow funds	3,980	4,167	12,142
Other liabilities	129,082	121,577	180,048
Total liabilities	6,297,296	6,449,622	9,943,272
Stockholders’ equity	953,433	975,200	1,623,110
Total liabilities and stockholders’ equity	$7,250,729	$7,424,822	$11,566,382

Shares of common stock outstanding at period end	83,600,529	83,927,572	129,709,834
Book value per share	$11.40	$11.62	$12.51
Tangible book value per share	6.20	6.47	6.70

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended			For the six months ended
	6/30/2014	3/31/2015	6/30/2015	6/30/2014	6/30/2015
Interest and dividend income:
Loans and loan fees	$54,189	$55,271	$59,744	$104,501	$115,015
Securities taxable	8,005	7,632	8,423	15,578	16,054
Securities non-taxable	2,751	2,867	2,900	5,425	5,768
Other earning assets	816	902	880	1,582	1,782
Total interest income	65,761	66,672	71,947	127,086	138,619
Interest expense:
Deposits	2,319	3,091	3,359	4,713	6,452
Borrowings	4,991	4,714	5,014	9,894	9,728
Total interest expense	7,310	7,805	8,373	14,607	16,180
Net interest income	58,451	58,867	63,574	112,479	122,439
Provision for loan losses	5,950	2,100	3,100	10,750	5,200
Net interest income after provision for loan losses	52,501	56,767	60,474	101,729	117,239
Non-interest income:
Accounts receivable / factoring commissions and other fees	3,613	3,502	4,435	7,113	7,937
Mortgage banking income	1,927	3,157	2,530	4,310	5,687
Deposit fees and service charges	3,897	3,540	3,639	7,801	7,181
Net gain (loss) on sale of securities	1,193	1,534	697	1,253	2,231
Bank owned life insurance	820	1,076	1,074	1,549	2,150
Investment management fees	681	360	316	1,223	676
Other	1,340	841	1,166	2,637	2,008
Total non-interest income	13,471	14,010	13,857	25,886	27,870
Non-interest expense:
Compensation and benefits	23,381	23,165	22,667	48,644	45,833
Stock-based compensation plans	780	1,109	1,128	1,707	2,236
Occupancy and office operations	6,992	6,580	7,453	14,246	14,033
Amortization of intangible assets	2,511	1,399	1,780	5,022	3,180
FDIC insurance and regulatory assessments	1,795	1,428	1,384	3,362	2,812
Other real estate owned, net (income) expense	(881)	(37)	40	(820)	4
Merger-related expense	—	2,455	14,625	388	17,080
Other	10,326	9,822	36,582	19,078	46,405
Total non-interest expense	44,904	45,921	85,659	91,627	131,583
Income (loss) before income tax expense	21,068	24,856	(11,328)	35,988	13,526
Income tax expense (benefit)	6,057	8,078	(3,682)	10,645	4,396
Net income (loss)	$15,011	$16,778	$(7,646)	$25,343	$9,130
Weighted average common shares:
Basic	83,580,050	87,839,029	91,565,972	83,539,135	89,712,796
Diluted	83,806,135	88,252,768	91,950,776	83,800,154	90,099,788
Earnings per common share:
Basic earnings per share	$0.18	$0.19	$(0.08)	$0.30	$0.10
Diluted earnings per share	0.18	0.19	(0.08)	0.30	0.10
Dividends declared per share	0.07	0.07	0.07	0.14	0.14

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	6/30/2014	9/30/2014	12/31/2014	3/31/2015	6/30/2015
Total assets	$7,250,729	$7,337,387	$7,424,822	$7,727,515	$11,566,382
Securities available for sale	1,160,510	1,110,813	1,140,846	1,214,404	2,081,414
Securities held to maturity	570,470	579,075	572,337	585,633	585,196
Total portfolio loans	4,558,624	4,760,438	4,815,641	4,938,906	7,235,587
Goodwill	387,325	388,926	388,926	400,941	669,590
Other intangibles	47,860	45,278	43,332	51,757	84,309
Deposits	5,102,457	5,298,654	5,212,325	5,555,946	8,836,161
Municipal deposits (included above)	824,522	992,761	883,350	1,013,835	1,212,624
Borrowings	1,061,777	939,069	1,111,553	980,978	914,921
Stockholders’ equity	953,433	961,138	975,200	1,080,543	1,623,110
Tangible equity	518,248	526,934	542,942	627,845	869,211
Average Balances
Total assets	$7,048,328	$7,217,649	$7,340,332	$7,438,314	$8,049,220
Loans, gross:
Residential mortgage	536,038	548,146	566,705	531,421	539,569
Commercial real estate	1,680,242	1,736,441	1,850,168	1,908,582	2,040,094
Commercial and industrial	1,805,048	1,966,359	2,038,784	2,068,394	2,326,902
Acquisition, development and construction	94,804	97,863	95,727	97,865	97,197
Consumer	199,626	202,940	204,631	200,504	202,044
Loans, total [1]	4,315,758	4,580,178	4,756,015	4,806,766	5,205,806
Securities (taxable)	1,444,507	1,349,126	1,355,104	1,379,861	1,527,872
Securities (non-taxable)	339,417	361,766	366,017	386,326	380,544
Total earning assets	6,265,883	6,430,467	6,629,115	6,736,422	7,309,667
Deposits:
Non-interest bearing demand	1,681,169	1,636,583	1,626,341	1,503,692	1,548,844
Interest bearing demand	712,051	732,699	756,217	775,714	823,471
Savings (including mortgage escrow funds)	606,518	647,103	685,142	766,448	802,956
Money market	1,625,335	1,566,669	1,817,091	1,851,839	1,922,805
Certificates of deposit	549,201	520,899	457,996	452,594	536,394
Total deposits and mortgage escrow	5,174,274	5,103,953	5,342,787	5,350,287	5,634,470
Borrowings	820,607	1,064,137	902,299	955,677	1,234,958
Equity	944,476	956,166	973,089	1,031,809	1,100,897
Tangible equity	507,671	522,025	539,693	592,839	645,577
Condensed Tax Equivalent Income Statement
Interest and dividend income	$65,761	$67,109	$68,087	$66,672	$71,947
Tax equivalent adjustment*	1,481	1,543	1,546	1,544	1,562
Interest expense	7,310	7,476	7,850	7,805	8,373
Net interest income (tax equivalent)	60,411	61,176	61,783	60,411	65,136
Provision for loan losses	5,950	5,350	3,000	2,100	3,100
Net interest income after provision for loan losses	58,311	55,826	58,783	58,311	62,036
Non-interest income	13,471	12,286	13,957	14,010	13,857
Non-interest expense	44,904	43,780	45,814	45,921	85,659
Income (loss) before income tax expense	26,400	24,332	26,926	26,400	(9,766)
Income tax expense (benefit) (tax equivalent)*	7,538	7,995	9,922	9,622	(2,120)
Net income (loss)	$16,778	$16,337	$17,004	$16,778	$(7,646)
[1] Includes loans held for sale, excludes allowance for loan losses.
*Tax exempt income assumed at a statutory 35% federal tax rate.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL RATIOS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
Per Share Data	6/30/2014	9/30/2014	12/31/2014	3/31/2015	6/30/2015
Basic earnings per share	$0.18	$0.20	$0.20	$0.19	$(0.08)
Diluted earnings per share	0.18	0.19	0.20	0.19	(0.08)
Dividends declared per share	0.07	0.07	0.07	0.07	0.07
Tangible book value per share	6.20	6.30	6.47	6.89	6.70
Shares of common stock outstanding	83,600,529	83,628,267	83,927,572	91,121,531	129,709,834
Basic weighted average common shares outstanding	83,580,050	83,610,943	83,831,380	87,839,029	91,565,972
Diluted weighted average common shares outstanding	83,806,135	83,883,461	84,194,916	88,252,768	91,950,776
Performance Ratios (annualized)
Return on average assets	0.85%	0.90%	0.92%	0.91%	(0.38)%
Return on average equity	6.37%	6.78%	6.93%	6.59%	(2.79)%
Return on average tangible equity [1]	11.86%	12.42%	12.50%	11.48%	(4.75)%
Core operating efficiency [1]	57.8%	54.7%	54.0%	56.4%	52.6%
Analysis of Net Interest Income
Yield on loans	5.04%	4.83%	4.74%	4.66%	4.60%
Yield on investment securities - tax equivalent[2]	2.75%	2.78%	2.73%	2.79%	2.71%
Yield on earning assets - tax equivalent[2]	4.30%	4.24%	4.17%	4.11%	4.03%
Cost of deposits	0.18%	0.19%	0.21%	0.23%	0.24%
Cost of borrowings	2.44%	1.88%	2.21%	2.00%	1.63%
Cost of interest bearing liabilities	0.68%	0.65%	0.67%	0.66%	0.63%
Net interest rate spread - tax equivalent basis[2]	3.62%	3.59%	3.50%	3.45%	3.40%
Net interest margin - tax equivalent basis[2]	3.84%	3.77%	3.70%	3.64%	3.57%
Capital
Tier 1 leverage ratio - Company (estimated)	8.14%	8.12%	8.21%	9.46%	12.86%
Tier 1 leverage ratio - Bank only (estimated)	9.42%	9.34%	9.38%	10.55%	13.81%
Tier 1 risk-based capital - Bank only (estimated)	$624,599	$636,327	$651,204	$739,580	$1,015,470
Total risk-based capital - Bank only (estimated)	661,344	676,939	693,973	782,859	1,060,333
Tangible equity as a % of tangible assets - consolidated [1]	7.60%	7.63%	7.76%	8.63%	8.04%
Asset Quality
Non-performing loans (NPLs) non-accrual	$53,153	$49,562	$45,859	$45,476	$68,419
Non-performing loans (NPLs) still accruing	3,645	1,401	783	972	611
Other real estate owned	5,017	7,580	5,867	8,231	9,575
Non-performing assets (NPAs)	61,815	58,543	52,509	54,679	78,605
Net charge-offs	1,615	1,088	1,238	1,590	1,667
Net charge-offs as a % of average loans (annualized)	0.15%	0.09%	0.10%	0.13%	0.13%
NPLs as a % of total loans	1.25%	1.07%	0.97%	0.94%	0.95%
NPAs as a % of total assets	0.85%	0.80%	0.71%	0.71%	0.68%
Allowance for loan losses as a % of NPLs	64.0%	79.7%	90.8%	92.3%	64.2%
Allowance for loan losses as a % of total loans	0.80%	0.85%	0.88%	0.87%	0.61%
Special mention loans	$41,829	$39,553	$31,318	$26,057	$65,421
Substandard / doubtful loans	79,110	73,093	74,901	74,252	125,994
[1] See reconciliation of non-GAAP measure on following page.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	6/30/2014	9/30/2014	12/31/2014	3/31/2015	6/30/2015
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio:
Total assets	$7,250,729	$7,337,387	$7,424,822	$7,727,515	$11,566,382
Goodwill and other intangibles	(435,185)	(434,204)	(432,258)	(452,698)	(753,899)
Tangible assets	6,815,544	6,903,183	6,992,564	7,274,817	10,812,483
Stockholders’ equity	953,433	961,138	975,200	1,080,543	1,623,110
Goodwill and other intangibles	(435,185)	(434,204)	(432,258)	(452,698)	(753,899)
Tangible stockholders’ equity	518,248	526,934	542,942	627,845	869,211
Common stock outstanding at period end	83,600,529	83,628,267	83,927,572	91,121,531	129,709,834
Tangible equity as a % of tangible assets	7.60%	7.63%	7.76%	8.63%	8.04%
Tangible book value per share	$6.20	$6.30	$6.47	$6.89	$6.70
The Company believes that tangible equity is useful as a tool to help assess the Company’s capital position.

The following table shows the reconciliation of return on average tangible equity and core return on average tangible equity:
Average stockholders’ equity	$944,476	$956,166	$973,089	$1,031,809	$1,100,897
Average goodwill and other intangibles	(436,805)	(434,141)	(433,396)	(438,970)	(455,320)
Average tangible stockholders’ equity	507,671	522,025	539,693	592,839	645,577
Net income (loss)	15,011	16,337	17,004	16,778	(7,646)
Net income (loss), if annualized	60,209	64,815	67,462	68,044	(30,668)
Return on average tangible equity	11.86%	12.42%	12.50%	11.48%	(4.75)%
Core net income (see reconciliation on page 11)	$15,715	$18,166	$19,615	$18,501	$21,361
Annualized core net income	63,033	72,072	77,820	75,032	85,679
Core return on average tangible equity	12.42%	13.81%	14.42%	12.66%	13.27%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help assess the Company’s use of tangible equity.

The following table shows the reconciliation of return on tangible assets and core return on tangible assets:
Average assets	$7,048,328	$7,217,649	$7,340,332	$7,438,314	$8,049,220
Average goodwill and other intangibles	(436,805)	(434,141)	(433,396)	(438,970)	(455,320)
Average tangible assets	6,611,523	6,783,508	6,906,936	6,999,344	7,593,900
Net income (loss)	15,011	16,337	17,004	16,778	(7,646)
Net income (loss), if annualized	60,209	64,815	67,462	68,044	(30,668)
Return on average tangible assets	0.91%	0.96%	0.98%	0.97%	(0.40)%
Core net income (see reconciliation on page 11)	$15,715	$18,166	$19,615	$18,501	$21,361
Annualized core net income	63,033	72,072	77,820	75,032	85,679
Core return on average tangible assets	0.95%	1.06%	1.13%	1.07%	1.13%
The Company believes that the core return on average tangible assets is a useful tool to help assess the Company’s profitability.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	6/30/2014	9/30/2014	12/31/2014	3/31/2015	6/30/2015
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$58,451	$59,633	$60,237	$58,867	$63,574
Non-interest income	13,471	12,286	13,957	14,010	13,857
Total net revenue	71,922	71,919	74,194	72,877	77,431
Tax equivalent adjustment on securities interest income	1,481	1,543	1,546	1,544	1,562
Net (gain) loss on sale of securities	(1,193)	(33)	43	(1,534)	(697)
Core total revenue	72,210	73,429	75,783	72,887	78,296
Non-interest expense	44,904	43,780	45,814	45,921	85,659
Merger-related expense	—	—	(502)	(2,455)	(14,625)
Charge for asset write-downs, banking systems conversion, retention and severance	(2,321)	(1,103)	(2,493)	(971)	(28,055)
Gain on sale of financial center and redemption of Trust Preferred Securities	1,637	—	—	—	—
Amortization of intangible assets	(2,511)	(2,511)	(1,873)	(1,399)	(1,780)
Core non-interest expense	41,709	40,166	40,946	41,096	41,199
Core operating efficiency ratio	57.8%	54.7%	54.0%	56.4%	52.6%
The Company believes the core operating efficiency ratio is a useful tool to help assess the Company’s core operating performance.

The following table shows the reconciliation of core net income and core earnings per share:
Income before income tax expense	$21,068	$22,789	$25,380	$24,856	$(11,328)
Income tax expense	6,057	6,452	8,376	8,078	(3,682)
Net income (loss)	15,011	16,337	17,004	16,778	(7,646)

Net (gain) loss on sale of securities	(1,193)	(33)	43	(1,534)	(697)
Merger-related expense	—	—	502	2,455	14,625
Charge for asset write-downs, banking systems conversion, retention and severance	2,321	1,103	2,493	971	28,055
Gain on sale of financial center and redemption of Trust Preferred Securities	(1,637)	—	—	—	—
Amortization of non-compete agreements and acquired customer lists	1,497	1,497	859	660	991
Total charges	988	2,567	3,897	2,552	42,974
Income tax (benefit)	(284)	(738)	(1,286)	(829)	(13,967)
Total non-core charges net of taxes	704	1,829	2,611	1,723	29,007
Core net income	$15,715	$18,166	$19,615	$18,501	$21,361

Weighted average diluted shares	83,806,135	83,883,461	84,194,916	88,252,768	91,950,776
Diluted EPS as reported	$0.18	$0.19	$0.20	$0.19	$(0.08)
Core diluted EPS (excluding total charges)	0.19	0.22	0.23	0.21	0.23
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess the Company’s profitability.